Certificate of Designation of Series F
                           Convertible Preferred Stock
                                       of
                            nStor Technologies, Inc.

It is certified that:

         A. The name of the company is nStor Technologies, Inc., a Delaware corporation (hereinafter the "Company").

         B. The certificate of the incorporation of the Company, as amended, authorizes the issuance of one million (1,000,000) shares of shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series F Convertible Preferred Stock:


         RESOLVED, that a portion of the one million (1,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

         1. Designation and Amount. The shares of such series shall have a par value of $.01 per share and shall be designated as Series F Preferred Stock (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be Four Thousand Six Hundred and Fifty-Four (4,654). The Company may issue fractional shares of Series F Preferred Stock. Each whole share of Series F Preferred Stock shall have a stated value of One Thousand Dollars ($1,000) (the "Stated Value"). For purposes of this Certificate of Designation, the "Closing Date" shall mean the date on which the shares of Series F Preferred Stock are initially issued.

         2. Dividends. The holders of the outstanding shares of Series F Preferred Stock shall be entitled to receive dividends at the following annual rates, as permitted by law: eight percent (8%) during the period from the Closing Date to the first anniversary of the Closing Date; nine percent (9%) during the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date; and, ten percent (10%) during the period following the second anniversary of the Closing Date. Such dividends shall be payable quarterly. Such dividends shall be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other class of the Company's capital stock, now or hereafter outstanding. All accrued dividends shall be immediately due and payable on the outstanding shares of Series F Preferred Stock on the date such shares of Series F Preferred Stock are converted into shares of common stock, par value $.05 per share, ("Common Stock") in accordance with Section 5 hereof, which date shall be the "Conversion Date". Dividends may be paid in cash or additional shares of Common Stock of the Company, as may be determined, from time to time, in the sole discretion of the Board of Directors.

         3.       Liquidation, Dissolution or Winding Up.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Junior Securities (as hereinafter defined), holders of each share of Series F Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, the Liquidation Preference (as hereinafter defined) with respect to the Series F Preferred Stock.

                  (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount of the Liquidation Preference to which they shall be entitled, the holders of shares of Series F Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series F Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full and no dividend or distribution were to be paid with respect to any Junior Securities then outstanding.

                  (c) After the payment of the Liquidation Preference shall have been made in full to the holders of the Series F Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series F Preferred Stock so as to be available for such payments, the holders of the Series F Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

                  (d) The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purpose hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the merger or consolidation of the Company with and into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed a liquidation, dissolution or winding up of the Company.

                  (e) For purposes of this Section, the following terms shall have the following meanings:


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

                           (i) "Junior Securities" shall mean (a) the Common
Stock, (b) the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and (c) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders of a majority of the outstanding shares of Series F Preferred Stock obtained in accordance with Section 8 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series F Preferred Stock).

                           (ii) "Liquidation Preference" with respect to a Share
of Series F Preferred Stock means an amount equal to the Stated Value thereof plus any accrued and unpaid dividends and any amounts that may be due from the Company with respect thereto pursuant to this Certificate of Designation.

         4. Voting Power. Except as otherwise expressly provided in Section 8 hereof, or as required by law, each holder of Series F Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of shares of Common Stock into which such holder's shares of Series F Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series F Preferred Stock and Common Stock shall vote together as a single class on all matters. The holders of the Common Stock shall not take any action by written consent without the prior written consent of the holders of a majority of the Series F Preferred Stock.

         5. Conversion Rights for the Series F Preferred Stock. The holders of Series F Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

                  (a) Right to Convert. Each holder of Series F Preferred Stock shall be entitled (at the times and in the amounts set forth below) to convert, in whole or in part, in multiples of one hundred (100) shares, shares of Series F Preferred Stock, at the option of the holder.

                  (b) Conversion Rate. From and after the date of issuance, each share of Series F Preferred Stock may be converted into Three Hundred Thirty-Three and One-Third (333 1/3) shares of fully-paid and non-assessable shares of Common Stock.

                  (c) Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series F Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

                  (d) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(d) above) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Company (on an as converted basis) is sold or assigned (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series F Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series F Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series F Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (e)      Issuance of Certain Common Stock Below Conversion
Price.

                           (i) In case the Company, after the date hereof, shall
issue or sell shares of Common Stock at a price of less than $3.00 per share of Common Stock (other than upon exercise of options to purchase common stock issued to employees of the Company pursuant to an employee stock option or similar plan or upon exercise or conversion of securities that are convertible or exchangeable into Common Stock and that are outstanding as of June 1, 1999), then in each case the number of shares of Common Stock issuable upon the conversion of all Series F Preferred Stock shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all of the Series F Preferred Stock then outstanding by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of additional shares of Common Stock offered for sale and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of shares of Common Stock which the aggregate consideration to be received by the Company in connection with such sale or issuance would purchase at $3.00 per share.

                           (ii) In case the Company shall issue or sell shares
of Common Stock in exchange for property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Company for purposes of this Section 5(e), the Board of Directors of the Company shall determine, in good faith, the fair value of such property.

                           (iii) Any increase of the number of shares of Common
Stock issuable upon conversion of the Series F Preferred Stock then outstanding made pursuant to this Section 5(e) shall be allocated among such shares of Series F Preferred Stock on a pro rata basis.

                  (f)      Exercise of Conversion Rights.

                           (i) Holders of Series F Preferred Stock may exercise
their right to convert the Series F Preferred Stock by telecopying an executed and completed notice (a "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the certificate representing the Series F Preferred Stock by express courier. Each business day on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series F Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "Conversion Date." For purposes hereof, the term "business day" refers the hours between 9:00 a.m. and 5:00 p.m. on any day on which banks are open for business in Palm Beach County, Florida. Provided that the Company has received the original Notice of Conversion and Series F Preferred Stock certificate being so converted, the Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series F Preferred Stock (together with the certificates representing the Series F Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, three business days after the receipt by the Company of the original Series F Preferred Stock Certificate representing the shares being converted. In addition to any other remedies which may be available to the holders of shares of Series F Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent to deliver, such shares of Common Stock within such three (3) business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series F Preferred Stock certificates representing the portion of the Series F Preferred Stock converted shall be delivered to the following address:

                           nSTOR TECHNOLOGIES, INC.
                           100 Century Blvd.
                           West Palm Beach, FL  33417
                           Fax: (561) 640-3160

                  (g) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series F Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series F Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series F Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series F Preferred Stock if the holder contemporaneously requests the Company to convert such Series F Preferred Stock into Common Stock.

                  (h) Fractional Shares. The Company may, if it so elects, issue fractional shares of Common Stock upon the conversion of shares of Series F Preferred Stock. If the Company does not elect to issue fractional shares, the Company shall pay to the holder of the shares of Series F Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock

(as determined in a reasonable manner prescribed by the Board of Directors) as of the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series F Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series F Preferred Stock being converted.

                  (i) Partial Conversion. In the event some but not all of the shares of Series F Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series F Preferred Stock which were not converted.

                  (j) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series F Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series F Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6.       Redemption.

                  (a) Optional Redemption by the Company During the Eight Months After the Closing Date. Subject to the limitations contained in Section 6(e) below, the Company may, at its option, during the period ending on the eighth monthly anniversary of the Closing Date (the "Initial Redemption Period"), upon
(20) business days' notice to the Holders (a "Notice of Optional Redemption"), redeem all (but not less than all) of the outstanding shares of Series F Preferred Stock for cash, out of funds legally available therefor, at a price equal to One Hundred Five Percent (105%) of the Stated Value of such shares of Series F Preferred Stock, plus any accrued but unpaid dividends due thereon prior to the redemption date. Nothing in this Section shall prohibit conversions of the Series F Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any Notice of Optional Redemption by the Company hereunder.

                  (b) Optional Redemption by the Company After the Initial Redemption Period. Subject to the limitations contained in Section 6(e) below, the Company may, at its option, during the period beginning on the eighth monthly anniversary of the Closing Date and any time thereafter, upon (20) business days' notice to the Holders, redeem all (but not less than all) of the outstanding shares of Series F Preferred Stock for cash out of funds legally available therefor, at a price equal to One Hundred Ten Percent (110%) of the Stated Value of such shares of Series F Preferred Stock, plus any accrued but unpaid dividends due thereon prior to the redemption date. Nothing in this Section shall prohibit conversions of the Series F Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any Notice of Optional Redemption by the Company hereunder.

                  (c) Mandatory Redemption by the Company in the Event of a Public Offering. In the event that the Company registers any of its common stock (a "Registration"), on its own behalf, under the Securities Act of 1933, as amended (the "Securities Act") (other than a transaction described under Rule 145 of the Securities Act, a transaction registering securities convertible into common stock or pursuant to Forms S-4, S-8 or their successor forms), the Company shall (a "Mandatory Redemption"), upon (20) business days' notice to the Holders (a "Notice of Mandatory Redemption"), redeem all (but not less than all) of the outstanding shares of Series F Preferred Stock for cash out of funds legally available therefor, at a price equal to (i) during the Initial Redemption Period, One Hundred Five Percent (105%) of the Stated Value of such shares of Series F Preferred Stock, plus any accrued but unpaid dividends due thereon prior to the redemption date, and (ii) after the Initial Redemption Period, One Hundred Ten Percent (110%) of the Stated Value of such shares of Series F Preferred Stock, plus any accrued but unpaid dividends due thereon prior to the redemption date. Nothing in this Section shall prohibit conversions of the Series F Preferred Stock otherwise permitted pursuant to the terms of this Certificate of Designation during the pendency of any Notice of Mandatory Redemption by the Company hereunder.

                  (d) Participation in Public Offering. In the event that a Holder, upon receipt of a Notice of Mandatory Redemption, elects to convert all or any portion of its shares of Series F Preferred Stock, such Holder shall be entitled to include the shares of Common Stock issuable upon such conversion in the Registration. In the event that a Holder, upon receipt of a Notice of Mandatory Redemption, elects to convert all or any portion of its shares of Series F Preferred Stock, but elects not to include such shares in the Registration, such Holder shall agree to execute such lockup agreement as the managing underwriter for the Registration may reasonably require.

                  (e) Capital Impairment. In the event that Section 160 of the Delaware General Business Corporation Law (the "DGCL") would be violated by the redemption of any shares of Series F Preferred Stock that are otherwise subject to redemption pursuant to this Section 6, the Company: (i) will redeem the greatest number of shares of Series F Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of the Series F Preferred Stock pursuant hereto in order to adjust its capital structure in order to allow further redemptions without violation of said Section; and (iii) from time to time thereafter as promptly as possible the Company shall redeem shares of the Series F Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the DGCL.

         7. No Reissuance of Series F Preferred Stock. Any share or shares of Series F Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series F Preferred Stock.

         8.       Restrictions and Limitations.

                  (a) Corporate Securities Action. Except as expressly provided herein or as required by law, so long as any shares of Series F Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity for which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares, or more than 50% of the combined voting power of the outstanding voting shares, of such corporation or entity), without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate class, to take any action, or fail to take any action, which would adversely affect the rights of the holders of Series F Preferred Stock.

                  (b) Amendments to Charter. Without limiting the generality of the preceding paragraph, the Company shall not amend its articles of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series F Preferred Stock if such amendment would:

                           (i) change the relative seniority rights of the
holders of Series F Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series F Preferred Stock;

                           (ii) reduce the amount payable to the holders of
Series F Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series F Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series F Preferred Stock;

                           (iii) cancel or modify the conversion rights of the
holders of Series F Preferred Stock provided for in Section 5 herein;

                           (iv) cancel or modify the rights of the holders of
the Series F Preferred Stock provided for in this Section 8.

         9. No Dilution or Impairment. The Company shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series F Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series F Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of stock receivable on the conversion of the Series F Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully-paid and non-assessable shares of stock on the conversion of all Series F Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series F Preferred Stock set forth herein.

         10. Notices of Record Date. In the event of:

                  (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series F Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten
(10) business days prior to the date specified in such notice on which such action is to be taken.

                                                     Signed on June 8, 1999



                                                     /s/ Mark Levy
                                                     -------------------------
                                                     Mark Levy, Vice President

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